EXHIBIT 3

Amendment to Equity Commitment Letter

June 28, 2016

Genco Shipping & Trading Limited

299 Park Avenue, 12th Floor

New York, NY 10171

Re: Extension of Equity Financing Commitment

Gentlemen:

Reference is made to the Equity Commitment Letter by and among the entities listed on Exhibit A hereto and Genco Shipping & Trading Limited, a Marshall Islands corporation dated as of June 28, 2016 (the “Agreement”). The Agreement is hereby amended by substituting “September 30, 2016” for “June 30, 2016” in Section 2 thereof. Except as expressly amended hereby, the Agreement remains in full force and effect.

If this amendment to the Agreement is agreeable to you, please so indicate by signing in the space indicated below.

Very truly yours,

Each of the entities listed on Exhibit A hereto in their individual capacities as investors

By: /s/ Suzanne V. Clark
Name: Suzanne V. Clark
Title:  Authorized Signatory

Accepted and agreed as of the date first set forth above:
GENCO SHIPPING & TRADING LIMITED

By: /s/ Apostolos Zafolias
Name: Apostolos Zafolias
Title: CFO

Exhibit A

Centerbridge Credit Partners Master, L.P.

Centerbridge Credit Partners, L.P.

Centerbridge Special Credit Partners II, L.P.

Centerbridge Capital Partners II (Cayman), L.P.

Centerbridge Capital Partners II SBS (Cayman), L.P.

Centerbridge Special Credit Partners II AIV IV (Cayman), L.P.